Exhibit 99.1

ITHAX Acquisition Corp. Announces Pricing of Upsized $210 Million Initial Public Offering

New York, NY, Jan. 27, 2021 (GLOBE NEWSWIRE) – ITHAX Acquisition Corp. (the “Company”), a newly incorporated blank check company, today announced the pricing of its upsized initial public offering of 21,000,000 units at a price of $10.00 per unit. The units are expected to be listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “ITHXU” beginning January 28, 2021.

The Company is sponsored by the founders of Ithaca Capital and AXIA Ventures and is led by Orestes Fintiklis, Chief Executive Officer and Chairman of the Board of Directors; and Dimitrios Athanasopoulos, Chief Financial Officer, Treasurer, and Director.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it currently intends to concentrate its search for a target business operating in the leisure, hospitality, travel, and related services sectors.

Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin trading separately, the Company expects that the Class A ordinary shares and redeemable warrants will be listed on the Nasdaq under the symbols “ITHX” and “ITHXW,” respectively.

Cantor Fitzgerald & Co. is serving as sole book-running manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,150,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on January 27, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About ITHAX Acquisition Corp

ITHAX Acquisition Corp. is a newly organized blank check company formed by the founders of Ithaca Capital and AXIA Ventures. Ithaca Capital is a real estate investment manager with focus on deep-value hospitality investments in the United States, Latin America and Caribbean. AXIA Ventures Group is a leading, independent, privately-owned investment bank founded in 2008 that provides services in more than 20 countries through its offices in New York, London, Milan, Athens and Nicosia.

Media Contact

Orestes Fintiklis

Ithaca Capital Partners

orestes@ithacacapitalpartners.com